                                                                    EXHIBIT 10.6


                          CHANGE IN CONTROL AGREEMENT


         THIS CHANGE IN CONTROL AGREEMENT (this "Agreement") is made and entered into as of the 1st day of April, 1997, by and between INTERFACE, INC., a Georgia corporation (the "Company"), and BRIAN L. DEMOURA, a resident of the State of Maine ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control (as defined in Section 3(c) below) of the Company, and to induce its key employees to remain employed by the Company; and

         WHEREAS, Executive is a key employee of the Company and an integral part of its management; and

         WHEREAS, this Agreement is not intended to alter materially the compensation and benefits that Executive reasonably could expect to receive in the absence of a Change in Control of the Company, and this Agreement accordingly will be operative only upon circumstances relating to a Change in Control of the Company, as set forth herein; and

         WHEREAS, the parties hereto entered into a prior change in control agreement effective as of September 8, 1995, regarding Executive's circumstances following a Change in Control (the "Prior Agreement"); and

         WHEREAS, the parties desire to continue the Prior Agreement and to modify it in certain respects; and

         WHEREAS, this Agreement, which continues, amends and restates the Prior Agreement in its entirety, reflects the modified terms which the parties desire to have govern Executive's circumstances following a Change in Control.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration (including, without limitation, certain stock option and restricted stock awards granted to Executive subject to Executive's entering into this Agreement and an Employment Agreement containing non- compete covenants), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Operation of Agreement. This Agreement shall be effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Company, as defined in Section 3(c) below. Immediately upon such an occurrence, all of the provisions hereof shall become operative.

         2. Term of Agreement. The duration of this Agreement (the "term") shall be for a rolling, two-year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be two years; provided, however, that on Executive's 63rd birthday, this Agreement shall cease to extend automatically and, on such date, the remaining term of this Agreement shall be two years; and, provided further, the Company may, by notice to Executive, cause this Agreement to cease to extend automatically and, upon such notice, the term of this Agreement shall be two years following such notice.

         3. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

         (a) Board or Board of Directors. The terms "Board" and "Board of Directors" shall mean the Board of Directors of Interface, Inc., or its successor.

         (b) Cause. The term "Cause" as used herein shall mean: (i) an act that constitutes, on the part of Executive, (A) fraud, dishonesty, gross negligence, or willful misconduct and (B) that directly results in material injury to the Company, or (ii) Executive's conviction of a felony or other crime involving moral turpitude. A termination of Executive for Cause based on clause (i) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (ii) above shall take effect immediately upon the Company's delivery of the termination notice.

         (c) Change in Control. The term "Change in Control" as used herein shall mean and be deemed to occur on the earliest of, and upon any subsequent occurrence of, the following:

                 (i) during such period as the holders of the Company's Class B common stock are entitled to elect a majority of the Company's Board of Directors, the Permitted Holders (defined below) shall at any time fail to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of a majority of the issued and outstanding shares of the Company's Class B common stock;

                 (ii) at any time during which the holders of the Company's Class B common stock have ceased to be entitled to elect a majority of the Company's Board of Directors, the acquisition by any "person", entity, or "group" of "beneficial ownership" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, and rules promulgated thereunder) of more than 30 percent of the Company's outstanding capital stock entitled to vote for the election of directors ("Voting Stock");

                 (iii) the effective time of (A) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 70





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


percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 70 percent of the Voting Stock, or (C) a plan of complete liquidation of the Company; and

                 (iv) the election to the Board of Directors of the Company, without the recommendation or approval of Ray C. Anderson if he is then serving on the Board of Directors, or, if he is not then serving, of the incumbent Board of Directors of the Company, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of the Company then in office.

         (d) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (e) Disability. The term "Disability" shall mean Executive's inability, as a result of physical or mental incapacity, to substantially perform Executive's duties for the Company on a full-time basis for a continuous period of six months.

         (f) Excess Severance Payment. The term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in
Section 280G(b)(1) of the Code.

         (g) Severance Payment. The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

         (h) Permitted Holders. The term "Permitted Holders" shall mean the individuals listed on Schedule 10.11 to the Amended and Restated Credit Agreement dated June 30, 1995, by and among the Company, certain of its subsidiaries, SunTrust Bank and the other banks parties thereto (regardless of whether said agreement is terminated or continues in force and effect), provided that, for purposes of this definition, the reference to each such individual shall be deemed to include the members of such individual's immediate family, such individual's estate, and any trusts created by such individual for the benefit of members of such individual's immediate family.

         (i) Present Value. The term "Present Value" shall have the same meaning as provided in Section 280G(d)(4) of the Code.

         (j) Reasonable Compensation. The term "Reasonable Compensation" shall have the same meaning as provided in Section 280G(b)(4) of the Code.

         (k) Stock Plans. The term "Stock Plans" shall mean the Interface, Inc. Omnibus Stock Incentive Plan, the Interface, Inc. Key Employee Stock Option Plan (1993), the Interface, Inc. Offshore Stock Option Plan, and the Interface Flooring Systems, Inc. Key Employee Stock Option Plan, together with any other incentive stock plans adopted by the Company during the term of this Agreement.





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



         4.      Benefits Following a Change in Control.

         (a) Immediate Vesting of Stock Options. Upon the occurrence of a Change in Control during the term of this Agreement, all outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become 100% vested and thus immediately exercisable. To the extent inconsistent with this immediate vesting requirement, the provisions of this subsection (a) shall constitute an amendment of Executive's stock option agreements issued under the Stock Plans.

         (b) Termination Six Months Before or Two Years After Change in Control. If a Change in Control occurs during the term of this Agreement and Executive's employment is terminated (x) within 24 months following the date of the Change in Control, or (y) within six months prior to the date of the Change in Control and is related to such Change in Control, and in the case of either
(x) or (y) such termination is a result of Involuntary Termination or Voluntary Termination, as defined below, then the benefits described in subsection (c) below shall be paid or provided to Executive:

                 (i) Involuntary Termination. For purposes hereof, "Involuntary Termination" shall mean termination of employment that is involuntary on the part of Executive and that occurs for reasons other than for Cause, Executive's Disability, the voluntary election of Executive to retire (including early retirement) within the meaning of applicable retirement plans, or Executive's death.

                 (ii) Voluntary Termination. For purposes hereof, "Voluntary Termination" shall mean termination of employment that is voluntary on the part of Executive, and, in the judgment of Executive, is due to (A) a reduction of Executive's responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to Executive of any duties inconsistent with Executive's title, duties or responsibilities in effect within the year prior to the Change in Control; (B) a reduction in Executive's compensation or benefits, or (C) a Company- required involuntary relocation of Executive's place of residence or a significant increase in Executive's travel requirements. A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Executive's Disability, a voluntary election of Executive to retire (including early retirement) within the meaning of applicable retirement plans, or Executive's death; provided, however, the fact that Executive is eligible for retirement (including early retirement) under applicable retirement plans or Executive's Salary Continuation Agreement (see subsection
(c)(vi) below) at the time of Executive's termination due to the reasons in
(A), (B) or (C) of this subsection (b)(ii) shall not make Executive ineligible to receive benefits under this Agreement.

         (c) Benefits to be Provided. If Executive becomes eligible for benefits under subsection (b) above, the Company shall pay or provide to Executive the compensation and benefits set forth in this subsection (c); provided, however, that the compensation and benefits to be paid or provided pursuant to paragraphs (i), (ii), (iii), (iv) and (v) of this subsection (c) shall be reduced to the extent that Executive receives or is entitled to receive upon Executive's termination the compensation and benefits (but only to the extent Executive actually receives such compensation and benefits) described in paragraphs (i), (ii), (iii), (iv) and (v) of this subsection (c) pursuant to the terms of an employment agreement with the Company or as a result of a breach by the Company of the employment agreement; and, provided, further, after taking into consideration any such reductions, Executive shall continue to be entitled to receive in the aggregate under this Agreement and the employment agreement an amount of compensation and benefits at least equal to 2.99 times Executive's "Base Amount" as defined in Code Section 280G, and any amounts paid under paragraphs (i), (ii) and (iv) of this Agreement shall be paid in the manner provided in such paragraphs.

                 (i) Salary. Executive will continue to receive his current salary (subject to withholding of all applicable taxes) for a period of 24 months from Executive's date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after Executive's termination of employment; and, provided further, the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value (as defined in Section 3(i) above) on the date Executive's employment is terminated. For purposes hereof, Executive's "current salary" shall be the highest rate in effect during the six-month period prior to Executive's termination.

                 (ii) Bonuses and Incentives. Executive shall receive bonus payments from the Company for the 24 months following the month in which Executive's employment is terminated in an amount for each month equal to one-twelfth of the average of the bonuses paid to Executive for the two calendar years immediately preceding the year in which such termination occurs ("Average Bonus"). Executive shall also receive a prorated bonus for the year in which Executive's employment terminates equal to the Average Bonus multiplied by the number of days Executive worked in such year divided by 365 days. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision; provided, however, that if the amount of the bonus for such prior year has not yet been determined, the bonus shall be an amount not less than the Average Bonus. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; and, provided further, the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made and discounting them to their Present Value on the date Executive's employment is terminated.

                 (iii) Health and Life Insurance Coverages. The health and life insurance benefit coverages (including any executive medical and/or life insurance plans) provided to Executive at Executive's date of termination shall be continued by the Company at its expense at the same level and in the same manner as if Executive's employment had not terminated (subject to the customary changes in such coverages upon Executive's retirement or reaching age
65), beginning on the date of such termination and ending on the date 24 months from the date of such termination. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance (or in such





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


other manner as the Company may agree). If the terms of any benefit plan referred to in this subsection (c)(iii) do not permit continued participation by Executive, the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this subsection shall be applied against and reduce the period for which COBRA benefits will be provided. If Executive is covered by a split-dollar or similar life insurance program at the date of termination, Executive shall have the option in Executive's sole discretion to have such policy transferred to Executive upon termination, provided that, except as may otherwise be provided in a separate agreement, the Company is paid for its interest (i.e., the cash surrender value) in the policy upon such transfer.

                 (iv) Employee Retirement Plans. If applicable law and the provisions of the applicable plan permit continued participation, Executive will be entitled to continue to participate, consistent with past practices, in the tax-qualified employee retirement plans maintained by the Company in effect as of Executive's date of termination, including, to the extent such plans are still maintained by the Company, the Interface Flooring Systems, Inc. Retirement Plan and Trust, and the Interface, Inc. (or Guilford of Maine, Inc., now known as Interface Interior Fabrics, Inc.) Savings Investment Plan and Trust (the "Savings Plan"). Executive's participation in such retirement plans shall continue for a period of 24 months from the date of termination of Executive's employment (at which point Executive will be considered to have terminated employment within the meaning of the plans), and the compensation payable to Executive under subsections (c)(i) and (c)(ii) of this Section 4 shall be treated (unless otherwise excluded under the terms of such retirement plans) as compensation when computing benefits under such plans. For purposes of the Savings Plan, Executive will be credited with an amount equal to the Company's contribution to the plan, assuming Executive had participated in such plan at the maximum permissible contribution level. To the extent permissible under applicable law, Executive shall also be considered fully vested under such plans. If continued participation in any plan is not permitted or if Executive's benefits are not fully vested, the Company shall pay to Executive and, if applicable, Executive's beneficiary, a supplemental benefit equal to the present value on the date of termination of employment (calculated as provided in each plan) of the excess of (A) the benefit Executive would have been paid under such plan if Executive had continued to be covered for the 24-month period (less any amounts Executive would have been required to contribute) and been treated as fully vested, over (B) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum within 30 days of the date of termination.

                 (v) Other Stock Awards. As of Executive's date of termination, all restrictions on all shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (or any other Stock
Plan) shall lapse, and such shares and awards shall become 100% vested. To the extent inconsistent with this immediate vesting requirement, the provisions of this paragraph (v) shall constitute an amendment of Executive's restricted stock agreements issued under the Stock Plans.

                 (vi) Salary Continuation Agreement. From and after Executive's date of termination, Executive shall continue to be covered by, and entitled to the benefits provided under, Executive's Salary Continuation Agreement, payable in accordance with the terms of said agreement.

If Executive is entitled to benefits under this Section 4(c), he will be treated as having his employment terminated by the Company without "Cause" as described in the Salary Continuation Agreement.

                 (vii) Effect of Lump Sum Payment. The lump sum payment under subsections (c)(i) and (c)(ii) of this Section 4 shall not alter the amounts Executive is entitled to receive under the benefit plans and arrangements described in subsections (c)(iii) and (c)(iv) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments without reduction for their Present Value over a period of 24 months.

         (d) Termination More Than Two Years After Change in Control. In the event Executive's employment is terminated by the Company without Cause at any time after the second anniversary of a Change in Control, Executive shall continue to be covered by, and entitled to the benefits provided under, all restricted stock agreements issued under the Stock Plans, in accordance with the terms of such agreements, and Executive shall be considered for purposes of all such restricted stock agreements as continuing to be actively employed by the Company after such termination.

         5.      Adjustment of Benefits.

         (a) Maximization of Amount. Notwithstanding anything in this Agreement to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to Executive ("Tax Counsel"), any of the compensation or benefits payable, or to be provided, to Executive by the Company or any member of its affiliated group (the Company and all members of its affiliated group being hereinafter collectively referred to as the "Controlled Group") under this Agreement, any other agreement between Executive and any member of the Controlled Group, or any plan or policy of any member of the Controlled Group, are to be treated as Excess Severance Payments subject in whole or in part to the excise tax imposed under Code Section 4999 (the "Excise Tax"), then the Company shall direct Tax Counsel to determine and compare Executive's net after-tax income under each of the following assumptions: (i) all of the compensation and benefits payable by the Controlled Group under all such arrangements are paid to Executive ("Full Severance") and Executive pays all applicable federal, state and local taxes, including, without limitation, the Excise Tax; or (ii) the total amount of the compensation and benefits payable by the Controlled Group under all such arrangements is reduced ("Reduced Severance") such that no Excess Severance Payments result and the Excise Tax is not triggered. If Tax Counsel's determination shows that payment to Executive of Full Severance provides Executive with higher net after-tax income, then the Full Severance shall be payable to Executive. If Tax Counsel's determination shows that Reduced Severance provides Executive with higher net after-tax income, then Reduced Severance shall be payable to Executive.

         (b) Reduction of Amount. In the event that the amount of any Severance Payments which would be payable to or for the benefit of Executive under this Agreement are reduced to comply with this Section, the Company and Executive jointly shall decide which Severance Payments are to be





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


reduced; provided, however, the Company shall not unreasonably deny the requests and preferences of Executive in making this determination.

         (c)     Avoidance of Penalty Taxes.  This Section 5 shall be
interpreted so as to maximize the net after-tax dollar value to Executive.   In
determining whether any Excess Severance Payments exist and the most advantageous outcome for Executive, the parties shall take into account all provisions of Code Section 280G and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation. Both the Company and Executive shall cooperate fully with Tax Counsel and provide Tax Counsel with all compensation and benefit amounts, personal tax information and other information necessary or helpful in calculating such net after-tax amounts. If Executive disputes Tax Counsel's calculations, the dispute shall be resolved in accordance with
Section 6(f) below. In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) to achieve this goal.

         (d) Correction of Determination. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding, or pursuant to an opinion of Tax Counsel, that, notwithstanding the good faith of the Company and Executive in applying the terms of this Section 5, either (i) the amounts paid to Executive unintentionally constituted Excess Severance Payments and triggered the Excise Tax, even though the payments to Executive were reduced in an effort to avoid such result; or (ii) the amounts paid to Executive were reduced by more than was necessary to avoid triggering the Excise Tax, then the parties shall make the applicable correction that will achieve the goal described in Section 5(c) hereof. In the event the error referred to in clause (i) hereof occurs, Executive shall repay to the Company, within 10 days after the error is discovered, the amount necessary to avoid the Excise Tax; provided, however, that if Executive, based on advice from Tax Counsel and Executive's own tax advisor, determines that the return of such amounts will not serve to eliminate the Excess Severance Payments and the Excise Tax, the Company then shall be obligated to pay to Executive, within 10 days after Executive notifies the Company of Executive's determination, the total amount by which the original amount of Executive's compensation and benefits were reduced pursuant to the terms of Sections 5(a) and (b) hereof.
In the event the error referred to in clause (ii) hereof occurs, the Company shall pay to Executive, within 10 days after the error is discovered, the maximum amount of the compensation and benefits that were reduced pursuant to the terms of Sections 5(a) and (b) hereof that Executive may receive without triggering the Excise Tax.

         6.      Miscellaneous.

         (a) Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission, (ii) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (iii) upon the earlier of actual





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receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

         To the Company:  Interface, Inc.
                          2859 Paces Ferry Road, Suite 2000
                          Atlanta, Georgia 30339
                          Fax No.: 770-437-6822
                          Attn: Chief Executive Officer

         With a copy to:  Interface, Inc.
                          2859 Paces Ferry Road, Suite 2000
                          Atlanta, Georgia 30339
                          Fax No.: 770-319-6270
                          Attn: General Counsel

         To Executive:    Brian L. DeMoura
                          at the last address and fax number
                          shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

         (b) Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive's beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor.

         (c) Executive's Death. In the event Executive shall die after, or within six months prior to, the date a Change in Control occurs and this Agreement becomes operative, all amounts and benefits which would have been payable or due to Executive if Executive had continued to live (including, in the event Executive dies after a Voluntary or Involuntary Termination, the amounts and benefits described in Section 4(c) hereof) shall be paid and provided in accordance with the terms of this Agreement to the executors, administrators, heirs or personal representatives of Executive's estate.

         (d) No Obligation to Fund. The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its





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


successor), except to the extent (i) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding; or (ii) the Company (or its successor) in its sole discretion elects in whole or in part to fund the Company's obligations under this Agreement pursuant to a trust arrangement or otherwise.

         (e) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia
(USA).

         (f) Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction. In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator(s). Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, however, that the fee for the arbitrator(s) shall be shared equally.

         (g) Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

         (h) Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

         (i) Other Benefits. Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive's rights, under any other benefit plan, program or agreement to which Executive is a party.





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



         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

                                INTERFACE, INC.


                                By: /s/ Ray C. Anderson
                                    -------------------------------------
                                    Ray C. Anderson, Chairman and
                                    Chief Executive Officer


                                Attest: /s/ Raymond S. Willoch
                                        ---------------------------------
                                        Raymond S. Willoch, Secretary



                                EXECUTIVE:
                                /s/ Brian L. DeMoura
                                -----------------------------------------
                                Brian L. DeMoura





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